Exhibit 10.1

[BLOCKBUSTER LETTERHEAD]

April 11, 2007

Nicholas P. Shepherd

c/o Blockbuster Inc.

1201 Elm Street

Dallas, Texas 75270

Dear Nicholas:

Blockbuster Inc. (“Blockbuster”) and you previously entered into an employment agreement dated October 10, 2001 (the “Agreement”), pursuant to which you originally served as Executive Vice President Merchandising and Chief Concept Officer of Blockbuster and currently serve as Executive Vice President and President, Worldwide Stores. Paragraph 17 of the Agreement provides that the Agreement may be modified only by a written document signed by you and a duly authorized officer of Blockbuster.

Your Agreement was modified pursuant to a written agreement entered into between you and Blockbuster dated March 1, 2003.

Blockbuster and you now desire to further amend the Agreement (this “Amendment”) as set forth herein.

As used in this Amendment, terms that begin with an initial capital letter have the same meanings as such terms have in the Agreement unless a contrary meaning is specified in this Amendment.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Blockbuster and you agree to amend the Agreement effective April 11, 2007 as follows:

1. The last sentence of Paragraph 2 shall be amended in its entirety to read as follows:

2. You will be Senior Executive Vice President and Chief Operating Officer of Blockbuster, and you agree to perform all duties reasonable and consistent with that or such comparable office as the Chief Executive Officer (the “CEO”) of Blockbuster or any individual designated by the CEO may assign to you from time to time; effective April 11, 2007, you shall no longer serve as Executive Vice President and President, Worldwide Stores of Blockbuster.

2. Section (a) of Paragraph 3 shall be amended in its entirety to read as follows:

(a) Salary. For all the services rendered by you in any capacity under this Agreement, Blockbuster agrees to pay you an annualized salary of seven hundred thousand dollars ($700,000) (“Salary”) payable in accordance with

Blockbuster’s payroll practices, as they may exist from time to time, less applicable deductions and withholding taxes.

3. Section (b)(i) of Paragraph 3 shall be amended in its entirety to read as follows:

(i) Your target bonus (“Target Bonus”) for each calendar year will be 60% of your Salary on November 1 of the applicable calendar year.

4. A new section (c) of Paragraph 3 shall be incorporated to read as follows:

(c) Equity Grant. Effective April 11, 2007, you are granted a Non-Qualified Stock Option (the “Option”) to purchase 500,000 shares of Common Stock pursuant to the Blockbuster Inc. 2004 Long-Term Management Incentive Plan, as amended. The right to purchase 166,666 shares shall vest on April 11, 2009, the right to purchase an additional 166,667 shares shall vest on April 11, 2010, and the right to purchase the remaining 166,667 shares shall vest on April 11, 2011, provided that in each case you remain in the employ of Blockbuster or any of its Subsidiaries through the vesting date. The exercise price for the Option shall be the closing price of the Common Stock on April 11, 2007. Unless otherwise determined by Blockbuster, no acceleration of the Option shall occur in connection with your termination of employment for any reason.

Capitalized terms used in this section (c) of Paragraph 3 and not defined herein shall have the meaning set forth in the Blockbuster Inc. 2004 Long-Term Management Incentive Plan. This section (c) of paragraph 3 shall constitute a stock option agreement made pursuant to the Blockbuster Inc. 2004 Long-Term Management Incentive Plan. Except as provided in this section (c) of Paragraph 3, the Option shall be governed by the terms of the 2004 Long-Term Management Incentive Plan.

5. A new section (d) of Paragraph 3 shall be added to read as follows:

(d) Retention Bonus. If you remain employed by Blockbuster or any of its Subsidiaries through June 30, 2008, you will receive a lump sum payment payable as soon as administratively feasible after June 30, 2008, of $1,120,000 (the “Retention Bonus”); provided, however, the payment of the Retention Bonus shall be subject to the following conditions. First, you must remain employed with Blockbuster or any of its Subsidiaries through June 30, 2008 and a termination for any reason, whether voluntary or involuntary prior to June 30, 2008, will result in the forfeiture of any rights to the Retention Bonus. Second, if you are terminated without Cause on or after June 30, 2008 and on or before December 31, 2008, and you are entitled to any termination payments pursuant to this Agreement, such termination payments shall be reduced by the amount of the Retention Bonus paid to you, provided that no such reduction shall result in a payment by you to Blockbuster. Finally, notwithstanding the foregoing, if you are promoted to CEO prior June 30, 2008, Blockbuster shall not be contractually obligated to pay any portion of the Retention Bonus regardless of whether you are still employed by Blockbuster or any of its Subsidiaries on June 30, 2008, but retains the discretion to voluntarily pay any or all of the Retention Bonus.

6. No other terms or provisions of the Agreement are changed or amended by this Amendment except as expressly provided above and no rights with respect to the Agreement are waived hereby by either party thereto.

If the foregoing correctly sets forth our understanding, please sign, date, and return all four (4) copies of this Amendment to the undersigned for execution on behalf of Blockbuster.

Very truly yours,

BLOCKBUSTER INC.

By:	/s/ John F. Antioco

Name:	John F. Antioco

Title:	Chairman of the Board and CEO

Date:	April 12, 2007

AGREED AND ACCEPTED:

/s/ Nicholas P. Shepherd
Nicholas P. Shepherd

Date:	April 12, 2007

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